KNIFE RIVER CORPORATION REPORTS FOURTH QUARTER AND FULL-YEAR 2024 FINANCIAL RESULTS

Achieved record full-year revenue, net income and adjusted EBITDA
Continued margin expansion toward long-term goal
Acquisition of Strata Corporation remains on track
Introduced full-year 2025 guidance
BISMARCK, N.D. — February 13, 2025 — Knife River Corporation (NYSE: KNF), an aggregates-led, vertically integrated construction materials and contracting services company, today announced financial results for the fourth quarter and full-year ended December 31, 2024.

PERFORMANCE SUMMARY

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions, except per share)	2024	2023	% Change	2024	2023	% Change
Revenue	$657.2	$646.9	2%	$2,899.0	$2,830.3	2%
Net income	$23.3	$20.7	12%	$201.7	$182.9	10%
Net income margin	3.5%	3.2%		7.0%	6.5%

Adjusted EBITDA	$81.2	$72.4	12%	$463.0	$432.4	7%
Adjusted EBITDA margin	12.4%	11.2%		16.0%	15.3%

Net income per share	$0.41	$0.36	14%	$3.55	$3.23	10%
Note: Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. For more information on all non-GAAP measures and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."

MANAGEMENT COMMENTARY
“For the second consecutive year, we delivered record financial results – a testament to our 6,000 team members and their commitment to our Competitive EDGE strategy,” said Brian Gray, Knife River President and CEO. “We achieved record full-year revenue, net income and adjusted EBITDA. We also improved our adjusted EBITDA margin for the year to a record 16 percent, continuing our progress toward our long-term goal of exceeding 20 percent.

“In 2024, we built on our prior success by continuing to execute on our EDGE initiatives,” Gray said. “We implemented dynamic pricing in more of our markets, which resulted in high-single-digit price increases for our aggregates. We continued to practice disciplined bidding, helping us achieve a 160 basis-point improvement in our contracting services gross margin. Our Process Improvement Teams (PIT Crews) visited 58 additional plants, finding more operational efficiencies. We also invested $131 million on six acquisitions and announced our definitive agreement to acquire Strata Corporation for $454 million."

Strategic Acquisitions
•The strategic acquisition of Strata Corporation is expected to add high-quality, complementary assets to Knife River and be accretive to adjusted EBITDA margin.
◦Strata is an aggregates-led, vertically integrated company.
◦The transaction is under customary regulatory review, with an anticipated closing in the first half of the year.
•Our deal pipeline is robust, and our strong capital position gives us ample capacity to pursue strategic growth opportunities in addition to Strata.

EDGE Strategy Driving Growth
Our EDGE strategy contributed directly to our record 2024 performance. In 2025, we are expanding these efforts, including:
•Expediting the expansion of our PIT Crews, led by our new Chief Excellence Officer.
◦These teams are focused on three areas: Commercial Excellence, Operational Excellence and Standardization.
◦These efforts support our current operations and allow for quicker integration of acquisitions.
•Increasing investment in organic and acquisition growth, with $454 million approved for the acquisition of Strata and $68 million approved for identified organic growth projects.
•Reorganized segments to streamline operations and further facilitate EDGE implementation.
◦Standardizing processes across all segments and providing resources for local operations to meet their EDGE goals.
◦Combined the Pacific and Northwest into the West Segment. Beginning with first quarter 2025, our reporting segments will be West, Mountain, Central and Energy Services.

Infrastructure Funding and Strong Backlog
•Healthy fourth quarter backlog of $746 million, 13% higher than the same time last year.
•Backlog includes $96 million, three-year highway reconstruction project near Boise, Idaho.
•Budgets at the local, state and federal levels are near all-time records.

Guidance
•Introducing full-year 2025 revenue guidance of $3.0 billion to $3.2 billion and full-year adjusted EBITDA guidance of $485 million to $535 million.
•Guidance does not include the expected impact of the Strata acquisition or any other potential acquisitions.

“I’m proud of our team for working safely and producing record results,” Gray said. “We had a great year in 2024, with a strong finish, and we look forward to what's ahead in 2025 as we maintain our focus on our EDGE strategy.”

FOURTH QUARTER 2024 RESULTS
For the three months ended December 31, 2024, we reported record consolidated revenue of $657.2 million, a 2% increase from the prior-year record revenue. Record revenue was primarily driven by price increases in our aggregates, ready-mix and asphalt product lines, partially offset by declines in our material volumes, which were directly related to our quality-over-quantity initiatives. We reported fourth quarter net income of $23.3 million, compared to $20.7 million in the prior-year period, and record fourth quarter adjusted EBITDA of $81.2 million, a 12% increase from the prior-year period. We had solid EBITDA contributions from each of our geographic segments, totaling a 13% increase from the prior-year period. The results at our geographic segments helped to offset the expected decrease in EBITDA at Energy Services, related to lower liquid asphalt pricing.
In the fourth quarter of 2023, we reallocated certain amounts to the operating segments that were previously reported within Corporate Services. All periods have been recast to conform with the revised presentation.
See the section entitled "Non-GAAP Financial Measures" for more information on all non-GAAP measures and a reconciliation to the nearest GAAP measure.

REPORTING SEGMENT PERFORMANCE
Pacific
Alaska, California, Hawaii	Three Months Ended			Twelve Months Ended
	Dec. 31,			Dec. 31,
	2024	2023	% Change	2024	2023	% Change
	(In millions)
Revenue	$117.9	$114.1	3%	$493.1	$462.2	7%
EBITDA	$13.4	$10.0	33%	$59.9	$56.2	7%
EBITDA margin	11.3%	8.8%		12.1%	12.2%
Fourth quarter revenue increased to a record $117.9 million, driven by price increases in all product lines as a result of our EDGE-related pricing initiatives. We also saw higher cement volumes in Hawaii, largely due to increased demand related to an improved construction sector. Offsetting the increases were reduced volumes in all other product lines, partially due to timing and availability of paving projects. EBITDA increased year-over-year, largely related to a gain of $2.2 million on equipment sales in our California operations.

Northwest
Oregon, Washington	Three Months Ended			Twelve Months Ended
	Dec. 31,			Dec. 31,
	2024	2023	% Change	2024	2023	% Change
	(In millions)
Revenue	$152.7	$161.8	(6)%	$692.4	$666.1	4%
EBITDA	$22.9	$19.8	16%	$149.8	$121.1	24%
EBITDA margin	15.0%	12.2%		21.6%	18.2%
Fourth quarter revenue decreased 6% year-over-year to $152.7 million, primarily related to the timing of construction projects in comparison to the prior-year period and lower volumes across the material product lines as a result of our EDGE-related price initiatives and market conditions. Higher ready-mix and aggregate pricing partially offset the decline in revenue. EBITDA was $22.9 million for the quarter, a 16% increase year-over-year, as the segment benefited from improved ready-mix margins, partially related to favorable project execution in southern Oregon.

Mountain
Idaho, Montana, Wyoming	Three Months Ended			Twelve Months Ended
	Dec. 31,			Dec. 31,
	2024	2023	% Change	2024	2023	% Change
	(In millions)
Revenue	$148.2	$142.5	4%	$663.1	$634.0	5%
EBITDA	$17.0	$17.2	(1)%	$113.5	$103.2	10%
EBITDA margin	11.5%	12.0%		17.1%	16.3%
Fourth quarter revenue increased to a record $148.2 million, driven by increased contracting services activity, which also drove higher asphalt volumes, and improved pricing on ready-mix and asphalt. EBITDA decreased slightly for the quarter due to the timing of job completions, as well as the mix of work in our contracting services product line, as compared to the prior year. This decline was mostly offset by increased gross profit from EDGE-related pricing initiatives and increased asphalt sales volumes.

Central
Iowa, Minnesota, North Dakota, South Dakota, Texas	Three Months Ended			Twelve Months Ended
	Dec. 31,			Dec. 31,
	2024	2023	% Change	2024	2023	% Change
	(In millions)
Revenue	$187.5	$181.4	3%	$818.1	$825.0	(1)%
EBITDA	$34.3	$30.4	13%	$131.6	$116.6	13%
EBITDA margin	18.3%	16.7%		16.1%	14.1%
Fourth quarter revenue increased 3% year-over-year to a record $187.5 million, driven by increased construction activity in Texas as well as higher aggregate sales volumes across the region. EBITDA improved 13% to a fourth quarter record of $34.3 million as our aggregate and asphalt margins benefited from EDGE-related pricing initiatives. In addition, we saw higher margins in our Texas contracting services product line as a result of disciplined bidding and project performance.

Energy Services
California, Iowa, Nebraska, Oregon, South Dakota, Texas, Washington, Wyoming	Three Months Ended			Twelve Months Ended
	Dec. 31,			Dec. 31,
	2024	2023	% Change	2024	2023	% Change
	(In millions)
Revenue	$60.8	$58.3	4%	$275.7	$292.3	(6)%
EBITDA	$9.6	$13.6	(30)%	$60.2	$78.1	(23)%
EBITDA margin	15.7%	23.3%		21.8%	26.7%
Fourth quarter revenue increased 4% year-over-year, primarily due to contributions from the acquisition of Albina Asphalt and increased demand in South Dakota and California, partially offset by lower pricing for liquid asphalt across most markets. EBITDA decreased 30% year-over-year as anticipated and previously disclosed, a result of lower market pricing bringing our margins back within a normal range.

CAPITAL ALLOCATION & LIQUIDITY
Knife River is committed to disciplined capital allocation, including reinvesting in the company to maintain fixed assets, improve operations and grow our business.
We have approved 2025 capital expenditures for maintenance and improvement to be between 5% and 7% of revenue guidance. In 2024, we spent $170.5 million largely on the replacement of depleting aggregate reserves, construction equipment, plant improvements and buildings.
We have also approved investments of approximately $522 million, which includes the pending acquisition of Strata for $454 million, as well as organic growth projects in 2025. In 2024, we invested $132.9 million on six acquisitions, which included aggregate, ready-mix and liquid asphalt operations, and initial greenfield projects.
Capital expenditures for future acquisitions and other organic growth projects would be incremental to the outlined capital program; these opportunities are dependent upon economic and other competitive conditions. It is anticipated that capital expenditures for 2025 will be funded by various sources, including internally generated cash and debt. In addition to cash on hand, Knife River intends to use the proceeds from a new $500 million Term Loan B facility to finance a portion of Strata's purchase price. Separately, Knife River also intends to increase the total commitments under its existing revolving credit facility from $350 million to $500 million and extend the maturity date of its existing senior secured credit facilities from 2028 to 2030.
As of December 31, 2024, Knife River had $236.8 million of unrestricted cash and cash equivalents and had $690.0 million of gross debt and $329.4 million of available capacity under its revolving credit facility, net of outstanding letters of credit. Net leverage, defined as the ratio of net debt to trailing-twelve-month Adjusted EBITDA, was 1.0x at December 31, 2024.

2025 FINANCIAL GUIDANCE
Knife River expects full-year 2025 financial results in the ranges noted in the following table. We expect price increases of mid-single digits for aggregates and ready-mix and low-single digits for asphalt. We expect low-single-digit volume increases for all product lines. The guidance ranges are based on normal weather and normal economic and operating conditions, and do not include the expected impact of the Strata acquisition or any other potential acquisitions.

	Low	High
	(In millions)
Revenue
Revenue (Knife River Consolidated)	$3,000.0	$3,200.0

Adjusted EBITDA
Geographic Segments and Corporate Services	420.0	460.0
Energy Services	65.0	75.0
Knife River Consolidated	$485.0	$535.0

FOURTH QUARTER AND FULL-YEAR 2024 RESULTS CONFERENCE CALL
Knife River will host a conference call at 11 a.m. EST on February 13, 2025, to discuss fourth quarter and full-year 2024 results, 2025 guidance and conduct a question-and-answer session. The event will be webcast at https://events.q4inc.com/attendee/518807572.

To participate in the live call:
•Domestic: 1-800-549-8228
•International: 1-289-819-1520
Conference ID: 23801

ABOUT KNIFE RIVER CORPORATION
Knife River Corporation, a member of the S&P MidCap 400 index, mines aggregates and markets crushed stone, sand, gravel and related construction materials, including ready-mix concrete, asphalt and other value-added products. Knife River also performs vertically integrated contracting services, specializing in publicly funded DOT projects and private projects across the industrial, commercial and residential space. For more information about the company, visit www.kniferiver.com.

CORPORATE CONTACTS
IR Contact: Zane Karimi, Director of Investor Relations, 503-944-3508
Media Contact: Tony Spilde, Vice President of Communications, 541-693-5949

Knife River Corporation
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(In millions, except per share amounts)
Revenue:
Construction materials	$355.8	$345.3	$1,540.8	$1,523.0
Contracting services	301.4	301.6	1,358.2	1,307.3
Total revenue	657.2	646.9	2,899.0	2,830.3
Cost of revenue:
Construction materials	282.2	276.4	1,147.5	1,133.0
Contracting services	260.9	258.0	1,181.7	1,158.4
Total cost of revenue	543.1	534.4	2,329.2	2,291.4
Gross profit	114.1	112.5	569.8	538.9
Selling, general and administrative expenses	70.1	75.3	253.6	242.5
Operating income	44.0	37.2	316.2	296.4
Interest expense	13.4	14.1	55.2	58.1
Other income	2.5	3.7	10.0	7.0
Income before income taxes	33.1	26.8	271.0	245.3
Income tax expense	9.8	6.1	69.3	62.4
Net income	$23.3	$20.7	$201.7	$182.9

Net income per share:
Basic	$.41	$.37	$3.56	$3.23
Diluted	$.41	$.36	$3.55	$3.23
Weighted average common shares outstanding:
Basic	56.6	56.6	56.6	56.6
Diluted	56.9	56.8	56.8	56.7

Knife River Corporation
Consolidated Balance Sheets
(Unaudited)
	December 31, 2024	December 31, 2023
Assets	(In millions, except shares and per share amounts)
Current assets:
Cash, cash equivalents and restricted cash	$281.1	$262.3
Receivables, net	267.3	266.8
Costs and estimated earnings in excess of billings on uncompleted contracts	31.3	27.3
Inventories	380.3	319.6
Prepayments and other current assets	27.7	37.5
Total current assets	987.7	913.5
Noncurrent assets:
Property, plant and equipment	2,805.7	2,579.7
Less accumulated depreciation, depletion and amortization	1,364.0	1,264.7
Net property, plant and equipment	1,441.7	1,315.0
Goodwill	297.2	274.5
Other intangible assets, net	29.4	10.8
Operating lease right-of-use assets	49.4	44.7
Investments and other	45.8	41.3
Total noncurrent assets	1,863.5	1,686.3
Total assets	$2,851.2	$2,599.8
Liabilities and Stockholders' Equity
Current liabilities:
Long-term debt - current portion	$10.5	$7.1
Accounts payable	140.8	107.7
Billings in excess of costs and estimated earnings on uncompleted contracts	42.1	51.4
Accrued compensation	50.7	48.1
Current operating lease liabilities	14.8	12.9
Taxes payable	8.3	9.3
Accrued interest	5.5	7.2
Other accrued liabilities	97.3	103.6
Total current liabilities	370.0	347.3
Noncurrent liabilities:
Long-term debt	666.9	674.6
Deferred income taxes	174.7	174.5
Noncurrent operating lease liabilities	34.5	31.8
Other	129.0	105.6
Total liabilities	1,375.1	1,333.8
Commitments and contingencies
Stockholders' equity:
Common stock, 300,000,000 shares authorized, $0.01 par value, 57,043,841 shares issued and 56,612,705 shares outstanding at December 31, 2024; 57,009,542 shares issued and 56,578,406 shares outstanding at December 31, 2023
	.6	.6
Other paid-in capital	620.9	614.5
Retained earnings	867.5	665.8
Treasury stock held at cost - 431,136 shares	(3.6)	(3.6)
Accumulated other comprehensive loss	(9.3)	(11.3)
Total stockholders' equity	1,476.1	1,266.0
Total liabilities and stockholders' equity	$2,851.2	$2,599.8

Knife River Corporation
Consolidated Statements of Cash Flows
(Unaudited)
	Twelve Months Ended
	December 31,
	2024	2023
	(In millions)
Operating activities:
Net income	$201.7	$182.9
Adjustments to reconcile net income to net cash provided by operating activities	137.4	128.8
Changes in current assets and liabilities, net of acquisitions:
Receivables	14.1	(54.8)
Due from related-party	—	16.1
Inventories	(44.3)	3.7
Other current assets	10.9	(19.6)
Accounts payable	7.3	33.1
Due to related-party	—	(7.3)
Other current liabilities	(4.0)	49.0
Pension and postretirement benefit plan contributions	(2.7)	(1.8)
Other noncurrent changes	1.9	5.6
Net cash provided by operating activities	322.3	335.7
Investing activities:
Capital expenditures	(172.4)	(124.3)
Acquisitions, net of cash acquired	(131.0)	—
Net proceeds from sale or disposition of property and other	12.0	8.3
Investments	(3.4)	(1.9)
Net cash used in investing activities	(294.8)	(117.9)
Financing activities:
Issuance of long-term related-party notes, net	—	205.3
Issuance of long-term debt	—	700.0
Repayment of long-term debt	(7.0)	(3.6)
Debt issuance costs	—	(16.7)
Tax withholding on stock-based compensation	(1.7)	—
Net transfers to Centennial Energy Holdings Inc.	—	(850.6)
Net cash provided by (used in) financing activities	(8.7)	34.4
Increase in cash, cash equivalents and restricted cash	18.8	252.2
Cash, cash equivalents and restricted cash -- beginning of year	262.3	10.1
Cash, cash equivalents and restricted cash -- end of period	$281.1	$262.3

Segment Financial Data and Highlights (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2024		2023		2024		2023
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by segment:
Pacific	$117.9		$114.1		$493.1		$462.2
Northwest	152.7		161.8		692.4		666.1
Mountain	148.2		142.5		663.1		634.0
Central	187.5		181.4		818.1		825.0
Energy Services	60.8		58.3		275.7		292.3
Total segment revenues	667.1		658.1		2,942.4		2,879.6
Corporate Services and Eliminations	(9.9)		(11.2)		(43.4)		(49.3)
Consolidated revenues	$657.2		$646.9		$2,899.0		$2,830.3

EBITDA by segment:
Pacific	$13.4	11.3%	$10.0	8.8%	$59.9	12.1%	$56.2	12.2%
Northwest	22.9	15.0%	19.8	12.2%	149.8	21.6%	121.1	18.2%
Mountain	17.0	11.5%	17.2	12.0%	113.5	17.1%	103.2	16.3%
Central	34.3	18.3%	30.4	16.7%	131.6	16.1%	116.6	14.1%
Energy Services	9.6	15.7%	13.6	23.3%	60.2	21.8%	78.1	26.7%
Total segment EBITDA (b)	97.2	14.6%	91.0	13.8%	515.0	17.5%	475.2	16.5%
Corporate Services and Eliminations	(18.4)	N.M.	(21.4)	N.M.	(60.7)	N.M.	(53.2)	N.M.
Consolidated EBITDA (b)	$78.8	12.0%	$69.6	10.8%	$454.3	15.7%	$422.0	14.9%
(a)N.M. - not meaningful
(b)EBITDA, total segment EBITDA, EBITDA margin and total segment EBITDA margin are non-GAAP financial measures. For more information and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."

The following table summarizes backlog for the company.

	December 31, 2024	December 31, 2023
	(In millions)
Pacific	$100.9	$51.2
Northwest	129.3	196.2
Mountain	339.9	256.7
Central	175.5	158.1
	$745.6	$662.2
Margins on backlog at December 31, 2024, are expected to be comparable to the margins on backlog at December 31, 2023. Approximately 86% of the company's contracting services backlog relates to publicly funded projects, including street and highway construction projects. Period over period increases or decreases should not be used as an indicator of future revenues or earnings.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Sales (thousands):
Aggregates (tons)	6,999	7,566	31,832	33,637
Ready-mix concrete (cubic yards)	831	893	3,484	3,837
Asphalt (tons)	1,271	1,319	6,454	6,760

Average selling price:*
Aggregates (per ton)	$17.14	$16.43	$17.47	$16.29
Ready-mix concrete (per cubic yard)	$195.57	$175.01	$188.11	$170.42
Asphalt (per ton)	$71.32	$69.04	$68.40	$66.92
*The average selling price includes freight and delivery and other revenues.

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2024		2023		2024		2023
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by product line:
Aggregates	$120.0		$124.3		$556.1		$547.9
Ready-mix concrete	162.6		156.2		655.5		653.9
Asphalt	90.6		91.1		441.5		452.4
Liquid asphalt	51.7		49.4		238.9		253.2
Other*	59.4		57.0		265.8		249.0
Contracting services	301.4		301.6		1,358.2		1,307.3
Internal sales	(128.5)		(132.7)		(617.0)		(633.4)
Total revenues	$657.2		$646.9		$2,899.0		$2,830.3

Gross profit by product line:
Aggregates	$18.3	15.2%	$19.1	15.4%	$114.3	20.6%	$109.7	20.0%
Ready-mix concrete	27.9	17.2%	26.7	17.1%	106.0	16.2%	101.2	15.5%
Asphalt	13.4	14.8%	11.8	12.9%	68.2	15.4%	61.5	13.6%
Liquid asphalt	7.8	15.2%	12.4	25.0%	51.5	21.6%	69.7	27.5%
Other*	6.2	10.4%	(1.1)	(1.9)%	53.3	20.1%	47.9	19.2%
Contracting services	40.5	13.4%	43.6	14.5%	176.5	13.0%	148.9	11.4%
Total gross profit	$114.1	17.4%	$112.5	17.4%	$569.8	19.7%	$538.9	19.0%
*Other includes cement, merchandise, fabric and spreading, and other products and services that individually are not considered to be a core line of business.

NON-GAAP FINANCIAL MEASURES
EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, as well as total segment measures, as applicable, net debt and net leverage are considered non-GAAP measures of financial performance. These non-GAAP financial measures are not measures of financial performance under GAAP. The items excluded from these non-GAAP financial measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measures should not be considered substitutes for the applicable GAAP metric.
EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin are most directly comparable to the corresponding GAAP measures of net income and net income margin. Net debt and net leverage are most directly comparable to the corresponding GAAP measures of total debt. We believe these non-GAAP financial measures, in addition to corresponding GAAP measures, are useful to investors by providing meaningful information about operational efficiency compared to our peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance by excluding stock-based compensation and unrealized gains and losses on benefit plan investments as they are considered non-cash and not part of our core operations. We also exclude the one-time, non-recurring costs associated with the separation of Knife River from MDU Resources as those are not expected to continue. We believe EBITDA and Adjusted EBITDA assist rating agencies and investors in comparing operating performance across operating periods on a consistent basis by excluding items management does not believe are indicative of the company's operating performance, including using EBITDA and Adjusted EBITDA to calculate Knife River’s leverage as a multiple of EBITDA and Adjusted EBITDA. Additionally, EBITDA and Adjusted EBITDA are important financial metrics for debt investors who utilize debt to EBITDA and debt to Adjusted EBITDA ratios. We believe EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin, including those measures by segment, are useful performance measures because they provide clarity as to the operational results of the company. Management believes net debt and net leverage are useful performance measures because they provide a measure of how long it would take the company to pay back its debt if net debt and Adjusted EBITDA were constant. Net leverage also allows management to assess our borrowing capacity and optimal leverage ratio. Our management uses these non-GAAP financial measures in conjunction with GAAP results when evaluating our operating results internally and calculating employee incentive compensation, and leverage as a multiple of Adjusted EBITDA to determine the appropriate method of funding our operations.
EBITDA is calculated by adding back income taxes, interest expense (net of interest income) and depreciation, depletion and amortization expense to net income. EBITDA margin is calculated by dividing EBITDA by revenues. Adjusted EBITDA is calculated by adding back unrealized gains and losses on benefit plan investments, stock-based compensation and one-time separation costs, to EBITDA. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenues. Net debt is calculated by adding unamortized debt issuance costs to the total debt balance presented on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing-twelve-month Adjusted EBITDA. These non-GAAP financial measures are calculated the same for both the segment and consolidated metrics and should not be considered as alternatives to, or more meaningful than, GAAP financial measures such as net income, net income margin and total debt and are intended to be helpful supplemental financial measures for investors’ understanding of our operating performance. Our non-GAAP financial measures are not standardized; therefore, it may not be possible to compare these financial measures with other companies’ EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, net debt and net leverage measures having the same or similar names.
The following information reconciles segment and consolidated net income (loss) to EBITDA and Adjusted EBITDA and provides the calculation of EBITDA margin, Adjusted EBITDA margin, net debt and net leverage. Interest expense, net, is net of interest income that is included in other income (expense) on the Consolidated Statements of Operations.

The following table provides the reconciliation of net income to EBITDA and Adjusted EBITDA.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(In millions)
Net income	$23.3	$20.7	$201.7	$182.9
Depreciation, depletion and amortization	35.4	31.3	136.9	123.8
Interest expense, net	10.3	11.5	46.4	52.9
Income taxes	9.8	6.1	69.3	62.4
EBITDA	$78.8	$69.6	$454.3	$422.0
Unrealized (gains) losses on benefit plan investments	—	(1.5)	(2.9)	(2.7)
Stock-based compensation expense	2.4	0.8	7.8	3.1
One-time separation costs	—	3.5	3.8	10.0
Adjusted EBITDA	$81.2	$72.4	$463.0	$432.4

Revenue	$657.2	$646.9	$2,899.0	$2,830.3
Net Income Margin	3.5%	3.2%	7.0%	6.5%
EBITDA Margin	12.0%	10.8%	15.7%	14.9%
Adjusted EBITDA Margin	12.4%	11.2%	16.0%	15.3%
The following table provides the reconciliation of consolidated net income to total segment EBITDA.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(In millions)
Consolidated net income	$23.3	$20.7	$201.7	$182.9
Depreciation, depletion and amortization	35.4	31.3	136.9	123.8
Interest expense, net	10.3	11.5	46.4	52.9
Income taxes	9.8	6.1	69.3	62.4
EBITDA	$78.8	$69.6	$454.3	$422.0
Less corporate services EBITDA	(18.4)	(21.4)	(60.7)	(53.2)
Total segment EBITDA	$97.2	$91.0	$515.0	$475.2
The following table provides the reconciliation of the net leverage calculation of net debt to Adjusted EBITDA.

	Twelve Months Ended December 31, 2024
	(In millions)
Long-term debt	$666.9
Long-term debt - current portion	10.5
Total debt	677.4
Add: Unamortized debt issuance costs	12.6
Total debt, gross	690.0
Less: Cash and cash equivalents, excluding restricted cash	236.8
Total debt, net	$453.2
Trailing-twelve-months ended December 31, 2024, Adjusted EBITDA	$463.0

Net leverage	1.0	x

The following table provides a reconciliation of consolidated GAAP net income to EBITDA and Adjusted EBITDA for forecasted results.

	2025
	Low	High
	(In millions)
Net income	$210.0	$245.0
Adjustments:
Interest expense, net	44.0	44.0
Income taxes	71.0	86.0
Depreciation, depletion and amortization	148.0	148.0
EBITDA	$473.0	$523.0
Unrealized (gains) losses on benefit plan investments	—	—
Stock-based compensation expense	12.0	12.0
Adjusted EBITDA	$485.0	$535.0
Knife River’s long-term goal for Adjusted EBITDA margin and projection for 2025 Adjusted EBITDA margin are non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from Knife River’s financial statements. When the company provides its forward-looking long-term goal for Adjusted EBITDA margin and projection for 2025 Adjusted EBITDA margin, it does not provide a reconciliation of these non-GAAP financial measures as Knife River is unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results, including, but not limited to, the potentially high variability, complexity and low visibility with respect to the items that would be excluded from the applicable GAAP measure in the relevant future period, such as unusual gains and losses, the impact and timing of potential acquisitions and divestitures, certain financing costs and other structural changes or their probable significance. Therefore, Knife River is unable to provide a reconciliation of these measures without unreasonable efforts.
FORWARD-LOOKING STATEMENTS
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries, including with respect to the consummation of the acquisition of Strata and the timing and benefits thereof. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that its expectations are expressed in good faith and based on reasonable assumptions, there is no assurance the company’s projections or estimates for growth, shareholder value creation, financial guidance, expected long-term goals, backlog margin, statements related to the acquisition of Strata, financing plans or other proposed strategies will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's 2023 Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from those expressed in the forward-looking statements. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.